EXHIBIT 10.4

 [*] – Certain information in this document identified by brackets has been omitted because it is both (1) not material and (2) would be competitively harmful if publically disclosed.

DISTRIBUTION AGREEMENT

by and among

FERRING INTERNATIONAL CENTER S.A.

and

INVO BIOSCIENCE, INC.

and

BIO X CELL, INC.

Dated as of November 12, 2018

i

ii

iii

LIST OF SCHEDULES

1	Patents
2	Trademarks
3	Product Description
4	Product Redesign Specifications
4.3	INVO Cycle
4.3(a)	INVO Clinic

EXHIBIT

A	Form of Step-In Supply Agreement
B	Form of Supply Agreement
C	Form of Pharmacovigilance Agreement
D	Form of Quality Agreement
E	Press Releases

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is entered into as of November 12, 2018 (the “Effective Date”), by and among Ferring International Center S.A., a Société Anonyme organized and existing under the laws of Switzerland (“Ferring”), INVO Bioscience, Inc., a corporation organized and existing under the laws of Nevada (“INVO”) and Bio X Cell, Inc., a corporation organized and existing under the laws of Massachusetts (“Bio X Cell”). Ferring, Bio X Cell and INVO are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Ferring and its Affiliates (defined below) desire to obtain an exclusive license in the Field, in the Territory, under the INVO Intellectual Property (defined below) pursuant to this Agreement; and

WHEREAS, INVO and Bio X Cell are willing to grant to Ferring an exclusive license in the Field, in the Territory, under the INVO Intellectual Property subject to the conditions set forth in, and pursuant to, this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1
Definitions and Rules of Construction

The definitions and rules of constructions set forth below shall apply throughout this Agreement.

Section 1.1     Definitions.

“Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a subject in any Clinical Trial who has received a Product, medical device or placebo, and that does not necessarily have a causal relationship with such Product, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the applicable Product, whether or not related to such Product.

“Affiliate” means, with respect to any Party, any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (i) controls a Party, (ii) is controlled by a Party, or (iii) is under common control with said Party; it being understood that the terms “control” and “controlled” for purposes of this definition of “Affiliate” mean ownership of more than fifty percent (50%), including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority, including Regulatory Laws.

“Business Day” means a day on which banking institutions in New York City, New York are open for business, excluding any Saturday or Sunday.

“Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product or medical device is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product or medical device for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or the medical device; or (c) support Regulatory Approval of such pharmaceutical product or medical device or Label expansion of such pharmaceutical product or medical device.

“Closing Date” means the date which is two (2) Business Days following the date on which Ferring notifies INVO in writing that all of the following conditions (regarding the preparation and execution of the applicable agreements by the applicable parties) have been satisfied in Ferring’s sole discretion: (a) step-in supply agreements substantially in the form attached hereto as Exhibit A for each supply agreement to which INVO is a party for the Product (each, a “Step-In Supply Agreement”), (b) the Supply Agreement, (c) the Pharmacovigilance Agreement, (d) the Quality Agreement, and (e) the Press Releases; provided that, the Closing Date shall not occur earlier than January 14, 2019 unless otherwise mutually agreed by the Parties in writing.

“Commercialization” means any and all activities of marketing, promoting, distributing, offering for sale or selling the Product, or the Competitive Product, as applicable, in the Field in the Territory, including, for example, marketing, branding, pricing, distribution, sales, obtaining health insurance reimbursement coverage, market research, business analytics, pharmacovigilance and medical affairs activities (including conducting post-marketing clinical studies), pre-commercial launch market development activities conducted in anticipation of Regulatory Approval to sell or market the Product, or the Competitive Product, as applicable, seeking pricing and reimbursement approvals for the Product or the Competitive Product (if applicable), preparing advertising and promotional materials, sales force training, and all interactions and correspondence with a Regulatory Authority regarding post-Regulatory Approval Clinical Trials. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means with respect to the performing Party, a level of efforts and resources, not less than reasonable efforts and resources; and in no event a level of efforts and resources that is less than the efforts and resources that INVO or Ferring, as applicable, typically devotes to a product or compound owned by it or to which it has rights of the type it has hereunder, of similar market potential at a similar stage in the development or product life thereof, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, the pricing and launching strategy for the respective product, difficulty in developing or manufacturing the Product, competitiveness of alternative Third Party products in the marketplace, the Patent or other proprietary position of the Product (including the ability to obtain or enforce, or have obtained or enforced, such Patent or other proprietary positions), the regulatory requirements involved and the potential profitability, cost, market share, price or reimbursement to the performing Party of the Product marketed or to be marketed.

“Competitive Product” means any product (including pharmaceutical drugs and devices) other than the Product for use in the Field.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party, that such Party or its Affiliates, (a) owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this Agreement); and (b) has the ability to grant access, a license or a sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party. Notwithstanding the foregoing, with respect to any intellectual property acquired after the Effective Date for which a Party will be required to make payments to any Third Party in connection with the access, licenses and sublicenses granted to the other Party under this Agreement, such intellectual property shall not be treated as “Controlled” by the licensing Party except to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such payments arising out of the grant of the license to the other Party (as mutually agreed between the Parties in good faith).

“Cover”, “Covering” or “Covered” means, with respect to a claim of a Patent and a Product, that the manufacture, use, offer for sale, sale or importation of the Product would infringe a Valid Claim of such Patent in the Territory in which such activity occurred, but for the licenses granted in this Agreement (or ownership thereof).

“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is limited to matters asserted by Third Parties against a Party.

“Data” shall mean all data and information generated, collected or filed, in relation to research and development activities relating to the Product in the Field in the Territory, including toxicology data, pharmacological data, non-clinical reports, clinical reports, single patient clinical report forms, data points and the databases, and stability data, chemical data, quality control data, Adverse Event and pharmacovigilance data, marketing data, pharmaco-economic data, branding and naming research reports, and all CMC data (including CMC development reports).

“Development” means, with respect to any medical device or pharmaceutical drug, all activities related to research, preclinical testing, clinical development efforts, test method development and stability testing, assay development, toxicology, formulation, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials) and clinical study regulatory activities, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing. Development shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

“FDA” means the United States Food and Drug Administration (or any successor agency having the administrative authority to grant Regulatory Approval in the Territory).

“Ferring Fertility Products” means any pharmaceutical products in the Field which are Developed, owned or otherwise marketed or sold by Ferring or any of its Affiliates or licensees on and after the Effective Date, including without limitation Menopur, Endometrin, Novarel, Bravelle, Rekovelle and Milprosa.

“Field” means all therapeutic, prophylactic and diagnostic uses of medical devices or pharmaceutical products involving assisted reproductive technology (including infertility treatment) in humans.

“Field Action” means any action by a Party that meets the criteria of “recall,” “correction,” or “removal” or similar field or customer action as defined by applicable Regulatory Law, including where any event, incident or circumstance has occurred that may result in the need for a recall from the market, market suspension or market withdrawal of the Product by a Party or any Affiliate or licensee in the Territory.

“Force Majeure” means any war, revolution, civil commotion, act of terrorism, blockade, epidemic, embargo, labor strike or lock-out, scarcity of raw materials, flood, fire, earthquake, tsunami, nuclear disaster, unforeseen change in Applicable Law or similar event that is beyond the reasonable control of the Party affected.

“Good Clinical Practices” or “GCP” means the then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction. In the United States, GCP shall be based on Good Clinical Practices established through FDA guidances (including Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, GCP shall be based on Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6), as each may be amended and/or updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be amended and/or updated from time to time).

“Good Manufacturing Practices” or “GMP” means all applicable then-current standards relating to manufacturing practices for medical devices including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Part 820, and (b) all Applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of any Product, as applicable.

“Governmental Authority” means the government entity having authority over the manufacturing, marketing, selling, pricing, reimbursement, testing, investigating or regulating of the Product, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including, if applicable, the European Union, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board (IASB); it being understood and agreed that IFRS shall refer to any other accounting standards for which Ferring adopts as its primary accounting standards from time to time, provided that such accounting standards is consistent with generally accepted international accounting standards.

“Insolvency Event” means that the Party has (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for 60 consecutive days, or (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) made a general assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Intellectual Property Rights” shall mean Patents, trademarks, service marks, trade names, design rights, copyrights (including rights in computer software), domain names and websites (to the extent solely dedicated to the Product, including the INVO Domain Name), Know-How and any other intellectual property rights, including the Product specifications.

“INVO Cycle” means the procedures described in Schedule 4.3.

“INVO Domain Name” means the domain names and websites solely dedicated to the Product, including “www.INVOcell.com” and all registration rights relating thereto.

“INVO Intellectual Property” means INVO Patents and INVO Know-How.

“INVO Know-How” means all Know-How, trade secrets, experimental data, formula, expert opinions, experimental procedures, pre-clinical Data and Data from Clinical Trials, regulatory data and filings and other confidential and/or proprietary information owned or Controlled by INVO or its Affiliates as of the date of signing this Agreement or during the Term of this Agreement that is necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in or for the Territory (including, for the avoidance of doubt, the INVO Sole Inventions and INVO’s interest in any Joint Inventions).

“INVO Patents” means all unpublished Patent applications and Patent rights owned or controlled by INVO or its Affiliates as of the date of signing of this Agreement, including those Patents listed on Schedule 1 attached hereto, or during the Term of this Agreement that are necessary or useful to Develop or Commercialize the Product in the Field in or for the Territory

(including, for the avoidance of doubt, any Patents Covering the INVO Sole Inventions and INVO’s interest in any Joint Inventions).

“INVO Revenue” means, with respect to each calendar year, the supply price paid for the Product by Ferring, any sublicensees, and their respective Affiliates as contemplated by Section 7.2(a).

“Joint Intellectual Property” means the Joint Know-How and the Joint Patents, and all intellectual property rights therein.

“Joint Know-How” means all Know-How that is conceived or developed or, in the case of patentable Know-How, including any Joint Inventions, jointly by one or more employees of INVO or its Affiliates (or a Third Party acting on any of their behalf) and one or more employees of Ferring or its Affiliates (or a Third Party acting on any of their behalf) in the course of such Person’s performance of activities in connection with this Agreement.

“Joint Patent” means any Patent that Covers Joint Know-How.

“Know-How” means all (a) information, techniques, technology, practices, trade secrets, Inventions (whether patentable or not), methods, knowledge, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms; and (b) tangible manifestations thereof. As used in this Agreement, “clinical test data” shall include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Knowledge” means knowledge after reasonable due inquiry with respect to the applicable facts and information.

“Label” means the approved display of written, printed or graphic matter either (a) on the immediate container, packaging or wrapper of an article or (b) inside a container, package or wrapper so long as it is easily legible through the outside container or wrapper.

“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, package, store, Label, supply and ship a Product, in accordance with applicable packaging, controls industry standards, GMPs, Applicable Laws, and the Product’s specifications (as set forth in the Supply Agreement).

“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the

Product hereunder and have been recorded in accordance with either U.S. generally accepted accounting principles or IFRS, as designated and used by the applicable Party in preparing its financial statements from time to time.

“Patent” means any and all (a) patent applications filed under Applicable Laws in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (c) any other form of government-issued right substantially similar to any of the foregoing.

“Person” means any individual or entity (including partnerships, corporations, limited liability companies, trusts and Governmental Authorities).

“Product” means INVO’s proprietary intravaginal culture device known as INVOcell, together with any applicable accessories, including, without limitation, the retention device (each of which is more specifically described on Schedule 3), together with all current and future formulations, versions, improvements, modifications and presentations of such product by INVO and its Affiliates from time to time; it being understood that, for clarity, the Product shall not include any active pharmaceutical ingredients or other drug products owned or otherwise marketed and sold by Ferring or its Affiliates (including the Ferring Fertility Products).

“Product Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, delivery, effectiveness or performance of the Product after it is released by INVO or any of its Affiliates for distribution.

“Proprietary Information” means a Party’s trade secrets, Know-How, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses Commercially Reasonable Efforts to protect.

“Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country or regulatory jurisdiction anywhere in the world necessary to develop, manufacture, distribute, sell or market a pharmaceutical product in that country or regulatory jurisdiction.

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Regulatory Approval or in administering Regulatory Laws in that country or jurisdiction.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations, approvals (including all Regulatory Approvals), and correspondence (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents) submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents in connection therewith, and all non-clinical, preclinical trials and Clinical Trials, tests and biostudies, relating to the use of the Product anywhere in the world (whether or not in the Field), or as required for regulatory purposes (including all Regulatory Approvals) and all Data contained in any of the foregoing.

“Regulatory Laws” means all Applicable Laws governing the import, export, testing, investigation, manufacture, marketing or sale of a product, or establishing recordkeeping or reporting obligations for Product Complaints or Adverse Events, or relating to Field Actions or similar regulatory matters.

“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

“Rule 144” means Rule 144 promulgated by the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Territory” means the United States and its territories and possessions.

“Third Party” means any Person other than the Parties and their Affiliates.

“US” or “United States” means the United States of America.

“Valid Claim” means, with respect to a particular country, (a) a claim of a pending Patent claiming priority from any Patent that has been pending for no more than five (5) years following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent and that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. For clarity, a claim of a patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. A Product is “Covered” by a Valid Claim if its registration, manufacture, use, sale, offer for sale, marketing, Commercialization, distribution, importation or exportation by Ferring in the Territory would, but for the rights granted by INVO to Ferring under this Agreement, infringe such Valid Claim.

Section 1.2     Additional Definitions.

Capitalized terms defined in other provisions of this Agreement shall have the meanings specified therein. Those terms include the following:

Term	Section
Agreement	Preamble
Bankruptcy Code	Section 2.5
Claim	Section 10.1(a)
Confidential Information	Section 12.1(a)
Deficiency Amount	Section 2.4(b)
Dispute	Section 15.3
Effective Date	Preamble
Expiration	Section 14.1
Ferring	Preamble
Ferring Party	Section 2.2(b)
Infringement Claim	Section 9.6
Initial Term	Section 14.1
INVO	Preamble
INVO Non-Renewal	Section 14.1
INVO Revenue	Section 7.2
INVO Trademarks	Section 2.2(a)
Joint Inventions	Section 9.1(b)
Negotiation Notice	Section 5.2(c)
Negotiation Period	Section 5.2(e)
Non-Exclusive Territory License	Section 2.4(b)
Notice Period	Section 5.2(c)
Offered Assets	Section 5.2(a)
Party	Preamble
Pharmacovigilance Agreement	Section 8.3
Press Releases	Section 12.2
Product Label Enhancement	Section 3.1
Product License	Section 2.1
Product Redesign	Section 3.1
Quality Agreement	Section 8.4
Recovery	Section 9.6(a)
Renewed Term	Section 14.1
Repurchased Product	Section 4.3
Sole Inventions	Section 9.1(a)
Supply Agreement	Section 6.1
Term	Section 14.1(a)
Third Party Offer	Section 5.2(a)
Trademark Recovery	Section 9.7
Transfer	Section 5.2(a)
Transfer Notice	Section 5.2(b)

Section 1.3     Rules of Construction.

(a)     Elements of this Agreement. When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated.

(b)     Meaning of “Include” and Variations Thereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

(c)     Use of Pronouns. Pronouns, including “he,” “she” and “it,” when used in reference to any person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.

(d)     Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

(e)     Variations on Terms. Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms.

(f)     Currency References. All references to “dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

ARTICLE 2
Grant of Rights; Diligence

Section 2.1     Grant of INVO Intellectual Property and Retention of Rights. Subject to the terms and conditions of this Agreement and Article 2, INVO, on behalf of itself and its Affiliates (including Bio X Cell), hereby grants to Ferring and Ferring’s Affiliates during the Term, (a) an exclusive license (even as to INVO and its Affiliates but subject to Section 4.3), sublicensable (through multiple tiers) without the prior written consent of INVO, under the INVO Intellectual Property, INVO Sole Inventions, INVO Domain Name and INVO’s interest in the Joint Intellectual Property to use, import, sell, have sold, and Commercialize the Product for use in the Field in the Territory (the “Product License”) and (b) a non-exclusive license, sublicensable (through multiple tiers), under the INVO Intellectual Property, INVO Sole Inventions and INVO’s interest in the Joint Intellectual Property to Develop the Product in any country in the world for the Commercialization of the Product in the Field in the Territory (which, for clarity, does not confer any right upon Ferring to Commercialize the Product outside of the Territory) and (c) (i) solely in the case where INVO fails to fulfill any order of the Product placed by Ferring pursuant to the Supply Agreement within sixty (60) days following the scheduled Delivery Date (as defined in the Supply Agreement) of any such purchase order or (ii) pursuant to any manufacture of Product pursuant to any Step-In Supply Agreement, a non-exclusive license, sublicensable (through multiple tiers), under the INVO Intellectual Property, INVO Sole Inventions and INVO’s interest in the Joint Intellectual Property to Manufacture, to make and have made the Product; it being understood and agreed that Ferring shall remain responsible for the performance by each of its sublicensees hereunder and all sublicenses shall be subject to the terms and conditions of this Agreement. Subject to this Section 2.1, INVO shall retain all of its rights with respect to the Product outside the Territory, including all rights to research, Develop and Commercialize the Product outside the Territory. For the avoidance of doubt, Ferring acknowledges that it does not have the right to directly or indirectly, including through any Affiliates or agents, distribute or sell any Product outside the Territory.

Section 2.2     Grant of INVO Trademark(s) and INVO’s Retention of Rights.

(a)     Subject to the terms and conditions of this Agreement, INVO hereby grants to Ferring and its Affiliates during the Term the exclusive right in the Field in the Territory (even as to INVO and its Affiliates but subject to Section 4.3), sublicensable (through multiple tiers without the prior written consent of INVO), to use the trademark(s) owned or otherwise Controlled by INVO and/or its Affiliates associated with the Product (the “INVO Trademarks”), including those set forth on Schedule 2, solely in connection with the marketing, sale, distribution and support of the Product in the Territory and for no other purpose. Without limiting Ferring’s rights under Section 2.3, unless INVO otherwise consents in writing, all Products marketed or sold by Ferring, its Affiliates or sublicensees shall be sold under the INVO Trademarks. Subject to the Product License and other licenses granted under this Agreement, INVO shall not be restricted from using the INVO Trademarks in the Territory with respect to any general corporate activities (in no event to include Commercialization of the Product, except as provided in Section 4.3) to fulfill regulatory compliance activities related to its business or the business of its Affiliates.

(b)     To the extent Ferring, its Affiliates or sublicensees (the “Ferring Parties”) uses any INVO Trademark(s), Ferring shall and shall cause its Affiliates, to use such trademark(s) in accordance with, and subject to, the terms of this Agreement and any other non-monetary conditions or other requirements that are reasonably necessary to maintain quality control, as reasonably imposed by INVO in writing from time to time and Ferring shall cause each of the Ferring Parties not to use such INVO Trademark(s) outside the Field and/or outside the Territory. In order to preserve the inherent value of the INVO Trademark(s), Ferring shall use reasonable efforts to ensure that use, by any Ferring Party, of the INVO Trademark(s) conforms to reasonable industry standards for quality and otherwise complies with all Applicable Laws. Ferring shall use reasonable efforts to ensure that each Ferring Party includes all markings and legends in connection with its/their use of the INVO Trademark(s) as required by Applicable Laws or reasonably appropriate in order to give appropriate notice of trademark rights. At INVO’s written request, Ferring agrees to assist INVO to the extent reasonably necessary to verify Ferring’s compliance with the foregoing quality control and markings provisions. INVO retains any and all rights under the INVO Trademark(s) relating to the Product subject to the terms of this Agreement. Ferring acknowledges that its use of the INVO Trademark(s) inures to INVO’s benefit, subject to the terms and conditions of this Agreement. INVO shall be solely responsible for maintaining and renewing, enforcing and defending, the INVO Trademarks and shall solely bear the costs associated therewith.

Section 2.3     Additional Trademark Registrations. Subject to the terms of this Section 2.3, Ferring and/or its designee shall at all times have the right, but not the obligation, without INVO’s consent, to register its own trademark(s) relating to the Commercialization of the Product in the Field in the Territory, including the Commercialization of the Product together with other drug products owned or otherwise marketed and sold by Ferring or its Affiliates (including the Ferring Fertility Products); provided, however, that such trademarks (a) are not for the Product itself and are not identical or confusingly similar to any INVO Trademark(s) relating to the Product and (b) inure to Ferring’s benefit. Prior to filing any such trademark registration, Ferring shall use Commercially Reasonable Efforts to provide at least thirty (30) days advance written notice to INVO regarding the intent to seek registration of trademarks by Ferring or its designee relating to the use of the Product.

Section 2.4     Performance; Diligence Obligations.

(a)     INVO. In accordance with this Agreement, INVO (directly or through one or more Affiliates) shall Manufacture and exclusively supply in the Territory the Product to Ferring and its Affiliates in accordance with the terms and conditions set forth in this Agreement and in the Supply Agreement.

(b)     Ferring. Ferring shall use Commercially Reasonable Efforts to (i) Commercialize the Product in the Territory and (ii) subject to Sections 3.1 and 4.2 and to the extent adversely impacted by INVO’s failure to comply with its Product delivery obligations under this Agreement and the Supply Agreement, generate INVO Revenue of at least the amounts in each calendar year as described in the table below until the end of the Initial Term (each such minimum INVO Revenue, subject to the conditions described in Section 3.1, the “Minimum Annual Target”):

Calendar Year	Minimum Annual Target
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

If INVO Revenue is less than the applicable Minimum Annual Target in any calendar year during the Initial Term for which there is adequate Product supply by INVO to Ferring (pursuant to the terms of the Supply Agreement) and INVO is not in breach of Sections 3.1 and 4.2 and its Product delivery obligations under this Agreement or the Supply Agreement beyond any applicable notice and cure period, then Ferring shall have the option, in its sole discretion, on or prior to the 60th day following any such calendar year to pay INVO the absolute difference between the INVO Revenue and the Minimum Annual Target (the “Deficiency Amount”). In the event Ferring timely pays the Deficiency Amount, INVO shall supply Product covered by the Deficiency Amount within sixty (60) days after such payment. In the event that Ferring elects not to pay the Deficiency Amount, then INVO shall have the option, in its sole discretion (as its sole remedy for Ferring’s election to not pay or otherwise perform any of its obligations under item (ii) in the first sentence of this Section 2.4(b)), to convert the Product License from an exclusive license in the Field in the Territory to a non-exclusive license in the Field in the Territory during the Term. In such an event, INVO shall grant and hereby does grant, to Ferring and Ferring’s Affiliates, a non-exclusive, sublicensable (through multiple tiers) license as provided in Section 2.1 under the INVO Intellectual Property, INVO Sole Inventions and INVO’s interest in the Joint Intellectual Property to use, import, sell, have sold, and Commercialize the Product for use in the Field in the Territory (the “Non-Exclusive Territory License”); it being understood and agreed that, following any conversion of the Product License to the Non-Exclusive Territory License, (a) INVO shall be entitled to establish any number of INVO Clinics in the Territory without Ferring’s prior written consent and (b) this Agreement shall not be subject to renewal after the Initial Term, unless otherwise agreed by the Parties.

Section 2.5     Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

ARTICLE 3
Product Development.

Section 3.1     Development Responsibilities(a)     . INVO (directly or through one or more Affiliates) covenants and agrees to use its Commercially Reasonable Efforts (i) at its own cost within a reasonable timeframe, to obtain a five (5) day label enhancement from the FDA for the current incubation period for the Product, which is currently limited to not more than seventy-two (72) hours, as more specifically described on Schedule 4 (the “Product Label Enhancement”); and (ii) at its own cost within a reasonable timeframe, complete the redesign measures for the Product as set forth on Schedule 4 (the “Product Redesign”); it being understood and agreed that INVO (a) shall grant Ferring the opportunity to review and reasonably comment on all matters relating to Product Label Enhancement and Product Redesign, and (b) shall reasonably consider and incorporate all Ferring comments into all Product Label Enhancement and Product Redesign. If, for any reason, INVO does not obtain the Product Label Enhancement within thirty (30) months of the Closing Date, then Ferring’s obligation to achieve the Minimum Annual Target each calendar year during the Initial Term pursuant to Section 2.4(b) shall be suspended and conditioned on obtaining the Product Label Enhancement. To the extent the Product Label Enhancement is not obtained within [*] of the Closing Date, the Minimum Annual Targets shall be frozen at [*] and shall resume with the Minimum Annual Target for calendar year [*] in the calendar year immediately following the calendar year during which the Product Label Enhancement was obtained. For example, assuming a Closing Date that is on or prior to [*], if the Product Label Enhancement is not obtained until [*] (i.e., during the [*] calendar year), then (i) the Minimum Annual Target for each of the [*] calendar year [*] and [*] calendar year [*] shall be [*] and (ii) the Minimum Annual Target for the calendar year immediately following the year in which the Product Label Enhancement was obtained (i.e., in this example, [*]) shall resume and apply for that calendar year beginning with the Minimum Annual Target for the calendar year [*], such that the Minimum Annual Target for the calendar year [*] is [*], the Minimum Annual Target for the calendar year [*] is [*]and the Minimum Annual Target for the calendar year [*] is [*].

(b)     Right of On-going Development and Information Transfer. During the Term of this Agreement, each Party will deliver to the other Party copies of all of its (and any of its Affiliate’s) Data and Regulatory Documentation as and when such Data and Regulatory Documentation become available to the Party, specifically (i) all non-clinical and Clinical Trial results and resultant data analyses, (ii) all material regulatory submissions made to the FDA or other Regulatory Authority or on behalf of such Party with respect to the Product in the Field and (iii) protocols for any ongoing Clinical Trials and proposed designs for any anticipated Clinical Trials with respect to the Product, in each case related to the Product anywhere in the world.

(c)     Right of Reference or Use. Each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and the other Party’s Affiliates, a Right of Reference or Use to all Data and Regulatory Documentation (including all Regulatory Approvals) related to the Product owned or Controlled by such Party or its Affiliates during the Term for all uses in connection with the Product for Development and Commercialization in the Field within the Territory.

(d)     Use of Ferring Products. INVO, on behalf of itself and its Affiliates and subject to Applicable Laws, hereby covenants and agrees (as and to the extent any pharmaceutical products intended for the Field are involved) to [*] for the Product inside and outside of the Territory; it being understood and agreed that INVO will [*] for the Product unless, solely with respect to any Ferring Fertility Product other than [*], INVO, in its reasonable judgment, determines that alternative products would be more appropriate. Ferring covenants and agrees to timely provide Ferring Fertility Products [*] to support Clinical Trials solely for Product Label Enhancement for the Product.

ARTICLE 4
Commercialization Activities.

Section 4.1     Commercialization Responsibilities. Subject to the terms and conditions of this Agreement (including Section 4.3), Ferring will be responsible, at its own cost, for all Commercialization activities for the Product in the Field in the Territory. Ferring shall ensure that it and the other Ferring Parties comply with all Applicable Laws with respect to all Commercialization Activities and obtain all necessary licenses and permits with respect to their performance under this Agreement. Within sixty (60) days after each anniversary of the Closing Date, Ferring shall provide INVO with an annual report summarizing its Commercialization activities for the Product in the Territory, including Ferring’s efforts to meet its diligence obligations set forth in Section 2.4(b). Subject to the terms and conditions of this Agreement, Ferring shall have sole discretion to establish the pricing and other terms and conditions of sale of the Product to its customers.

Section 4.2     INVO Support. Throughout the Term, INVO shall use Commercially Reasonable Efforts to make available to Ferring, at no charge and at Ferring’s request, INVO personnel, for the purpose of providing Ferring: (i) technical advice regarding the Product during INVO’s normal business hours, and (ii) customer and field support (including a system to respond effectively to Product Complaints and warranty claims). In addition, for a reasonable transition period of not more than six (6) months following the Closing Date, INVO shall cooperate and provide reasonable sales, marketing, medical training and product supply support, including a current list of customers and pricing per Product, as needed to facilitate the use, marketing, sale and distribution of the Product in order to support current customers that have and will continue to purchase the Product in the Territory. Ferring shall provide to INVO prompt notice of any claimed deficiency in the INVO support being provided under this Section 4.2 and INVO shall have a reasonable period to address any such claimed deficiency.

Section 4.3     INVO Clinics. As a limited exception to the exclusive Product License, and subject to the terms and conditions of this Agreement, INVO shall be entitled, at its sole cost to establish INVO clinics that exclusively Commercialize INVO Cycles in the Territory in order to Commercialize the Product during the Term (the “INVO Clinics”) as follows: INVO may establish (a) one (1) INVO Clinic at the location set forth on Schedule 4.3(a) and (b) an additional [*] INVO Clinics, upon not less than ninety (90) days’ advance written notice to Ferring of its intent to establish such an INVO Clinic, in locations (i) that are a minimum of [*] miles away from any other location that Commercializes the Product (whether by or on behalf of Ferring, INVO, or any of their respective Affiliates) and (ii) for which no INVO Clinic that Commercializes the Product then-currently exists, provided that, subject to the last sentence of Section 2.4(b), Ferring’s prior written consent shall be required for INVO to establish more than [*] INVO Clinics pursuant to this clause (b). For purposes of up to [*] INVO Clinics as contemplated by clauses (a) and (b) immediately above, and otherwise subject to obtaining Ferring’s prior written consent, INVO shall be entitled to order and purchase Product solely from Ferring (the “Repurchased Product”) on the following terms: (a) INVO may not submit an order to purchase (when aggregated with all other orders to purchase during the immediately preceding [*] days) in the aggregate for more than [*] of Ferring’s then-current inventory of the Product and (b) upon placing a purchase order with Ferring, INVO shall pay Ferring within [*] days in immediately available funds the amount equal to [*] more than the then-current purchase price of the Product per Product ordered pursuant to the Supply Agreement. INVO, on behalf of itself and its Affiliates, hereby covenants and agrees to (i) [*] the Ferring pharmaceutical product [*] and, to the extent INVO determines it is reasonable and appropriate under Applicable Law, all of the Ferring Fertility Products (as and to the extent any pharmaceutical products intended for the Field are involved) in connection with the Product for all INVO Cycles performed in all INVO Clinics during the Term and (ii) provide Ferring with the opportunity to review, and reasonably comment on, and approve of all marketing materials to be used in connection with the INVO Clinics. Beginning on the Closing Date, INVO shall provide Ferring with annual reports summarizing its Commercialization activities for the Product at INVO Clinics in the Territory.

ARTICLE 5
Non-Compete and Right of First Refusal.

Section 5.1     INVO Restriction.

Except as expressly permitted in Sections 3.1 and 4.3, INVO shall not, at any time during the Term unless there occurs a conversion of the Product License into the Non-Exclusive Territory License, either on its own behalf or through any Affiliate or Third Party, directly or indirectly, market, promote, sell, offer for sale, import, distribute or otherwise Commercialize any Competitive Product anywhere in the Territory, without the prior written consent of Ferring; it being understood and agreed that if INVO Develops any Competitive Product, INVO hereby covenants and agrees that, as a condition of any license, sale or other transfer of any INVO Know-How or INVO Patents (whether directly or indirectly by way of any spin-off, split-off, dividend, merger, demerger, consolidation or sale of capital stock or other similar transaction) used by, or resulting from any Development work by or on behalf of, INVO to Develop such Competitive Product, INVO shall require each holder of such INVO Know-How and INVO Patents to agree to be bound by this Section 5.1, all as set forth in a written confirmation addressed to each of INVO and Ferring (as reasonably satisfactory to Ferring).

Section 5.2     Right of First Refusal.

(a)     Ferring shall have a right of first refusal if INVO receives an offer from a Third Party that INVO desires to accept (a “Third Party Offer”) to purchase, whether directly or indirectly, all or any portion of the Intellectual Property Rights related to the Product (the “Offered Assets”). Each time INVO receives a Third Party Offer, INVO shall first make an offer to Ferring in accordance with this Section 5.2 prior to selling, transferring, licensing, or otherwise disposing of any Offered Assets (a “Transfer”).

(b)     As soon as practicable, and in any event within two (2) Business Days after INVO receives a Third Party Offer that INVO desires to accept, to purchase all or any portion of the Offered Assets, INVO shall provide written notice to Ferring stating that INVO has received a Third Party Offer and specifying (i) a description of the Intellectual Property Rights to be transferred, (ii) the purchase price and form of consideration proposed to be paid for the Offered Assets, (iii) the name of the person or entity who made the Third Party Offer, (iv) the proposed date, time, and location or the closing of the Transfer, and (v) any other material terms and conditions upon which the proposed Transfer is being made (the “Transfer Notice”). The Transfer Notice shall certify that INVO has received an offer (including any non-binding letter of intent) from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet, letter of intent, or other agreement related to the proposed Transfer. Ferring agrees to maintain any Transfer Notice as confidential and use the information related to the Transfer Notice solely with respect to the exercise of its right of first refusal under this Section 5.2.

(c)     Upon receipt of the Transfer Notice, Ferring shall have ten (10) Business Days (the “Notice Period”) to notify INVO in writing whether Ferring wishes to enter into negotiations with INVO to purchase the Offered Assets (a “Negotiation Notice”). If Ferring fails to provide a Negotiation Notice within the Notice Period, INVO shall be free to accept the Third Party Offer on terms that are equal to or superior to the terms set forth in the Transfer Notice (subject to Section 11.3).

(d)     If INVO does not enter into an agreement with a Third Party within one hundred twenty (120) days following the end of the Notice Period, INVO shall again comply with the provisions of this Section 5.2 with respect to any subsequent Third Party Offer.

(e)     If Ferring provides INVO a Negotiation Notice, Ferring shall engage in good faith discussions with INVO for a period of at least sixty (60) Business Days (the “Negotiation Period”). During the Negotiation Period, Ferring and INVO shall undertake good faith discussions regarding Ferring’s interest to purchase the Offered Assets on terms at least as favorable to INVO as those contained in the Transfer Notice, and the Parties shall negotiate in good faith to finalize an agreement or letter of intent that is mutually agreeable with respect to the terms of such transaction. If the Parties do not enter into a written agreement or letter of intent regarding the purchase of the Offered Assets during the Negotiation Period, INVO shall be free to accept any Third Party Offer (subject to Section 11.3) on terms that are superior to the terms set forth in the final offer made by Ferring to INVO during the Negotiation Period.

(f)     If INVO does not enter into an agreement with a Third Party within one hundred twenty (120) days following the end of the Negotiation Period, INVO shall again comply with the provisions of this Section 5.2 with respect to any subsequent Third Party Offer.

ARTICLE 6
Product Purchases

Section 6.1     Manufacturing Requirements. Subject to the terms and conditions of this Agreement and the terms of the agreement for the supply of Products by INVO to Ferring substantially in the form attached hereto as Exhibit C (the “Supply Agreement”), INVO shall be solely responsible for the Manufacture of, and exclusive supply to, Ferring of Products ordered by Ferring, its Affiliates or sublicensees in accordance with the terms of this Agreement for Commercialization in the Field in the Territory.

ARTICLE 7
Financial Terms

Section 7.1     Upfront Payment. Ferring shall pay to INVO a one-time, non-refundable and non-creditable upfront payment of Five Million U.S. Dollars (US$5,000,000.00) on the Closing Date.

Section 7.2     Additional Product Payments.

(a)     Product. Ferring shall pay to INVO the supply price for each Product and samples as set forth in the Supply Agreement.

(b)     Product Label Enhancement. Ferring shall pay to INVO a one-time, non-refundable and non-creditable additional payment of Three Million U.S. Dollars (US$3,000,000) within ten (10) Business Days following the date that the FDA approves the Product Label Enhancement pursuant to Section 3.1 at least three (3) years prior to the expiration of the Term.

Section 7.3     Taxes. Ferring may withhold from payment made to INVO under this Agreement any tax required to be withheld by Ferring under the laws of the country or jurisdiction where Ferring has commercially sold Products. If any tax is withheld by Ferring, Ferring shall provide INVO receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement. Upon request, each Party shall use Commercially Reasonable Efforts to cooperate with the other Party to mitigate, reduce or eliminate adverse tax consequences to such other Party from changes in Applicable Law, the use of present or future Affiliates of either Party to engage in transactions described in or contemplated by this Agreement, or from other activities or transactions described in or contemplated by this Agreement.

Section 7.4     Payment Method. All payments made by Ferring under this Agreement shall be made in U.S. Dollars, and such payments shall be made by wire transfer to one or more bank accounts to be designated in writing by INVO.

Section 7.5     Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of: (a) one and one half percentage points (1.5%) above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

ARTICLE 8
Regulatory Matters

Section 8.1     Compliance with Laws. Each Party shall, and shall cause each of its Affiliates (and in the case of Ferring and its Affiliates, their sublicensees) to, comply in all material respects with all Applicable Laws, including all Regulatory Laws, that pertain to its activities under this Agreement and, except as otherwise provided herein, each Party shall bear its own cost and expense of such compliance. Without limiting the foregoing, Ferring’s specifications for the text (including any trademarks, logos or other graphics) for all marketing material used in connection with Product, and any such marketing material for the Product provided by Ferring or its designee, shall comply in all material respects with all Applicable Laws.

Section 8.2     Regulatory Approval. Each Party shall promptly report to the other Party any and all communications with a Regulatory Authority regarding any Regulatory

Approval obtained for the Product anywhere in the world, including any and all guidance, instructions, orders, and requirements issued by the Regulatory Authority.

Section 8.3     Pharmacovigilance Agreement. On the Closing Date, the Parties shall enter into a pharmacovigilance agreement substantially in the form attached hereto as Exhibit C (the “Pharmacovigilance Agreement”).

Section 8.4     Quality Agreement. On the Closing Date, the Parties shall enter into a quality agreement substantially in the form attached hereto as Exhibit D (the “Quality Agreement”).

ARTICLE 9
Intellectual Property

Section 9.1     Ownership of Intellectual Property.

(a)     Each Party shall exclusively own all right, title and interest in and to all inventions developed, made or conceived solely by the employees, agents, consultants or contractors of such Party of its Affiliates in the course of performing its activities under this Agreement and without relying on any Confidential Information received from the other Party (such inventions with respect to each Party, “Sole Inventions”).

(b)     All inventions developed, made or conceived jointly by employees, agents, consultants or contractors of INVO or its Affiliates, and employees, agents, consultants or contractors of Ferring or its Affiliates, shall be owned jointly on the basis of each Party having an undivided interest in the whole (“Joint Inventions”). Subject to Sections 2.1 and 5.1, each Party shall have the right to use such Joint Inventions without a duty of seeking consent or accounting to the other Party.

(c)     For purposes of determining ownership of inventions under this Agreement, the determination of inventorship (inventions made or conceived) shall be made in accordance with US Patent laws.

(d)     Each Party shall require all of its and its Affiliate’s employees to assign all inventions that are developed, made or conceived by such employees according to the ownership principles described in Section 9.1(c) free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party shall also require any agents or independent contractors performing an activity pursuant to this Agreement to assign all inventions that are developed, made or conceived by such agents or independent contractors to INVO and/or Ferring according to the ownership principles described in Section 9.1(c) free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

Section 9.2     Patent Filings, Prosecution and Maintenance.

(a)     The Parties agree to cooperate in the preparation, filing, prosecution (including conducting any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings, and any other similar proceeding relating thereto) and maintenance of all Patents and Patent applications under this Section 9.2, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such Patents and Patent applications, obtaining execution of such other documents which are needed in the filing and prosecution of such Patents and Patent applications, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents and Patent applications. This Section 9.2(a) shall survive the termination or expiration of this Agreement.

(b)     INVO shall have the sole right and option (but not the obligation), at its sole cost and expense, to prepare, file and prosecute (including conduct any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto) any Patent applications and to maintain any Patents for INVO’s Sole Inventions.

(c)      Ferring shall have the sole right and option (but not the obligation), at its sole cost and expense, to prepare, file and prosecute (including conduct any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto) any Patent applications and to maintain any Patents for (i) Ferring’s Sole Inventions, in Ferring’s name and (ii) Joint Inventions and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto; provided that, following consultation with INVO and good faith reasonable consideration of any comments submitted to Ferring by INVO, Ferring shall have the final decision making authority for the matters set forth in this Section 9.2(c), at its sole cost and expense. INVO agrees to cooperate with Ferring with respect to the preparation, filing and maintenance of INVO’s Sole Inventions and Joint Inventions and related interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding thereof. If required under Applicable Laws in order for Ferring to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding relating to INVO’s Sole Inventions and the Joint Inventions, INVO shall join as a party to such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding.

Section 9.3     Extensions of Patent Term for Products. Ferring shall have the sole right, but not the obligation, to seek, in INVO’s name if so required, Patent term extensions, including any supplemental protection certificates and the like available under Applicable Laws for the Product in the Territory. INVO shall cooperate in connection with all such activities. Ferring, its agents and attorneys will give due consideration to all suggestions and comments of INVO regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event of a disagreement between the Parties, Ferring shall have the final decision-making authority.

Section 9.4     Enforcement of INVO Intellectual Property, INVO’s Sole Inventions and Joint Inventions.

(a)     If Ferring brings any suit, action or proceeding under this Section 9.4, INVO agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give Ferring reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on Ferring hereunder.

(b)     If either Party learns of any infringement or violation by a Third Party of any INVO Intellectual Property (including INVO’s Sole Inventions or the Joint Inventions) in the Territory, whether or not within the Field, it shall notify the other Party as soon as practicable. Thereafter, Ferring shall have the sole right (but not the obligation) to take the appropriate steps to enforce or defend all INVO Intellectual Property (including INVO’s Sole Inventions or the Joint Inventions) against Third Parties in the Field in the Territory. INVO will provide reasonable assistance to Ferring, including by providing access to relevant documents and other evidence and making its employees available, subject to Ferring’s payment of any reasonable Out-of-Pocket Costs incurred by INVO in providing such assistance. Any settlements, damages or other monetary awards relating to such infringement or violation by a Third Party of any INVO Intellectual Property in the Field (a “Recovery”) recovered by either Party will be forwarded to Ferring (if not then previously paid to Ferring) and any such Recovery pursuant to a suit, action or proceeding brought pursuant to this Section 9.4 will be allocated first to the reasonable and documented costs and expenses of Ferring, and second, all remaining Recoveries shall be paid fifty percent (50%) to Ferring and fifty percent (50%) to INVO.

Section 9.5     Enforcement of Ferring Inventions. If either Party learns of any infringement or violation by a Third Party of any Ferring’s Sole Inventions in the Territory, it shall notify the other Party as soon as practicable. Thereafter, Ferring shall have the sole right to enforce all Ferring’s Sole Inventions against Third Parties. In no event shall INVO have any right to bring any suit, action or proceeding with respect to any matter involving infringement of any Ferring’s Sole Inventions. Any settlements, damages or other monetary awards recovered pursuant to a suit, action or proceeding brought pursuant to this Section 9.5 will belong to and be payable to Ferring.

Section 9.6     Defense of Infringement Claims.

If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Product, the use or practice of the INVO Intellectual Property, INVO’s Sole Inventions or the Joint Inventions infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail. With respect to any Infringement Claim in the Field in the Territory, the Parties shall negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such Infringement Claim with the Third Party within thirty (30) days after receipt of the notice pursuant to the notice pursuant to this Section 9.6, then subject to indemnification requirements of ARTICLE 10, the following shall apply:

(a)     In the case of any such Infringement Claim against either Party individually or against both Ferring and INVO during the Term, in each case, with respect to the Product in the Field in the Territory, Ferring shall assume control of the defense of such Infringement Claim. INVO, upon request of Ferring and if required by Applicable Law, agrees to join in any such litigation at Ferring’s expense, and in any event to reasonably cooperate with Ferring at Ferring’s expense. INVO will have the right to consult with Ferring concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which INVO is a party, at its own expense. Ferring shall have the exclusive right to settle any Infringement Claim against Ferring alone or against both Parties without the consent of INVO, unless such settlement requires INVO to perform or refrain from performing any activity or disclaim any Patent (in which case the consent of INVO shall be required). If Ferring fails to assume control of the defense of such Infringement Claim, INVO shall have the right (but not the obligation) to control the defense of such Infringement Claim, and Ferring upon request of INVO and if required by Applicable Law, agrees to join in any such litigation at INVO’s expense.

(b)     If either Party individually shall control of the defense of any such Infringement Claim described in this Section 9.6, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with the controlling Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the controlling Party, at the controlling Party’s cost, such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

Section 9.7     Enforcement of INVO Trademark(s).

Each Party promptly after acquiring knowledge thereof shall notify the other Party of any unauthorized attempt to use any of the INVO Trademark(s) used with respect to the Product within the Territory, including any infringement or any trademark which is substantially identical with or deceptively similar to any of such INVO Trademark(s), or any legal action instituted against Ferring with respect to Ferring’s use of any such INVO Trademark. Thereafter, INVO shall have the right (but not the obligation) to take the appropriate steps to enforce such INVO Trademark(s) against Third Parties. If INVO fails to enforce such INVO Trademark(s) in the Territory within ninety (90) days (or such shorter period of time as necessary to avoid any Party losing meaningful rights under Applicable Law) of the date one Party has provided notice to the other Party pursuant herein of such unauthorized attempt to use any of the INVO Trademark(s) or any legal action instituted against Ferring with respect to Ferring’s use of any such INVO Trademark, then Ferring shall have the right (but not the obligation), at its own expense, to enforce such INVO Trademark(s) by counsel of its own choice and INVO will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Ferring shall not, without the prior written consent of INVO (in its sole discretion), enter into any compromise or settlement relating to any enforcement action that Ferring may bring under this Section 9.7 involving the INVO Trademark(s) that requires INVO to pay any sum of money, or otherwise adversely affects the rights of INVO with respect to such INVO Trademark(s) (including the rights to receive payments). Any settlements, damages or other monetary awards solely relating to such enforcement of any INVO Trademark(s) in the Territory (a “Trademark Recovery”) recovered by either Party will be forwarded to Ferring (if not then previously paid to Ferring) and any such Trademark Recovery pursuant to a suit, action or proceeding brought pursuant to this Section 9.7 will be allocated first to the costs and expenses of the Party bringing such enforcement action, and second, all remaining Recoveries shall be shared equally between the Parties as follows: fifty percent (50%) to Ferring and fifty percent (50%) to INVO.

ARTICLE 10
Indemnification

Section 10.1     Indemnification by INVO.

(a)     Scope. INVO shall indemnify and hold harmless Ferring and its Affiliates and their respective directors, officers, employees and agents from and against any and all Damages, arising out of or resulting from any claim, demand, action, suit or proceeding brought by a Third Party (collectively, a “Claim”) based upon or arising from: (i) any bodily injury, death or property damage resulting from any actual or alleged defect in the Manufacture of any Product or from the failure of any Product to conform to the applicable specifications (as set forth in the Supply Agreement); (ii) any breach by INVO of any of its representations, warranties or obligations under this Agreement; (iii) any violation by INVO of Applicable Laws; (iv) any Development of the Product by INVO or any Affiliate; (v) any Commercialization of the Product during the Term in the Territory with respect to the operation of the INVO Clinics pursuant to Section 4.3; or (vi) any gross negligence or willful act or omission of INVO or its Affiliates or subcontractors or any of their respective employees or agents relating to the activities in connection with this Agreement.

(b)     Defense. Ferring shall give INVO prompt written notice of any Claim with respect to which INVO’s indemnification obligations apply, but any delay or failure of such notice shall not excuse INVO’s indemnification obligations except to the extent that INVO’s legal position is actually and materially prejudiced thereby. INVO shall have the right to assume and control the defense and settlement of any Claim; provided, however, that following conditions must be satisfied: (i) INVO must provide to Ferring written acknowledgement to Ferring of INVO’s obligation to indemnify Ferring hereunder against Damages that may result from the Claim, and (ii) the Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iii) the Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (iv) if requested by Ferring, INVO has reasonably demonstrated INVO’s financial ability to pay for the defense of such Claim and to satisfy the full amount of any Damages that may result from such Claim. Ferring shall have the right to participate in the defense of the Claim at its own expense, but in any event shall cooperate with INVO in the investigation and defense of the Claim.

(c)     Settlement. If INVO is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then INVO shall not settle such Claim without Ferring’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by INVO and (ii) such settlement does not include any finding or admission of a violation by Ferring of any Applicable Laws or Third Party’s rights.

Section 10.2     Indemnification by Ferring.

(a)     Scope. Ferring shall indemnify and hold harmless INVO and its Affiliates and their respective directors, officers, employees and agents from and against any Damages arising out of or resulting from any Claim based upon or arising from: (i) any breach by Ferring of any of its representations, warranties or obligations under this Agreement; (ii) any violation by Ferring of Applicable Laws; (iii) Commercialization of the Product during the Term in the Territory and remaining Product inventory after the Term (as but only to the extent not involving any failure by INVO to supply the Product in accordance with the terms and conditions of the Supply Agreement); (iv) Ferring assuming manufacturing of Product per clause (c) of Section 2.1 of this Agreement or Step-In Supply Agreement, solely as and to the extent Ferring is indemnified for any such Damages from the applicable supplier under a Step-In Supply Agreement; or (v) any gross negligence or willful act or omission of Ferring, its Affiliates or its sublicensees or any of their respective employees or agents relating to the activities in connection with this Agreement.

(b)     Defense. INVO shall give Ferring prompt written notice of any Claim with respect to which Ferring’s indemnification obligations apply, but any delay or failure of such notice shall not excuse Ferring’s indemnification obligations except to the extent that Ferring’s legal position is actually and materially prejudiced thereby. Ferring shall have the right to assume and control the defense and settlement of any such Claim; provided, however, that following conditions must be satisfied: (i) Ferring must provide to INVO written acknowledgement to INVO of Ferring’s obligation to indemnify INVO hereunder against Damages that may result from the Claim, and (ii) the Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iii) the Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (iv) if requested by INVO, Ferring has reasonably demonstrated Ferring’s financial ability to pay for the defense of such Claim and to satisfy the full amount of any Damages that may result from such Claim. INVO shall have the right to participate in the defense of the Claim at its own expense, but in any event shall cooperate with Ferring in the investigation and defense of the Claim.

(c)     Settlement. If Ferring is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then Ferring shall not settle such Claim without INVO’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Ferring and (ii) such settlement does not include any finding or admission of a violation by INVO of any Applicable Laws or Third Party’s rights.

Section 10.3     Waiver. Any waiver by an indemnified Party of its rights under this ARTICLE 10 must be set forth expressly and in writing in order to be effective.

Section 10.4     Insurance. Each Party shall maintain insurance with creditworthy insurance companies or self-insure in accordance with Applicable Laws.

ARTICLE 11
Representations and Warranties

Section 11.1     General Corporate Matters. Each Party hereby represents and warrants to the other Party that:

(a)     Organization and Power. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has all requisite power and authority to conduct its business and engage in the transactions provided for in this Agreement.

(b)     Authorization and Validity of Agreements. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)     Absence of Conflicts. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(d)     Consents. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by it of this Agreement (excluding approvals of Regulatory Authorities as contemplated herein).

Section 11.2     Intellectual Property Matters. INVO hereby represents and warrants to Ferring that:

(a)     Ownership. INVO or its Affiliates have sole and exclusive ownership of INVO Intellectual Property. INVO has not granted to any Person other than Ferring a license, covenant not to sue or similar right with respect to any component of the INVO Intellectual Property in the

Field in the Territory. The INVO Intellectual Property in the Field in the Territory is free of any lien, covenant, easement, lease, sublease, option, encumbrance, security interest, mortgage, pledge or claim of any nature, including limitations on transfer or any subordination arrangement in favor of a Third Party.

(b)     Solvency. INVO and its Affiliates, on a consolidated basis, are able to pay their debts as they become due in the ordinary course of business, are solvent (because their financial condition is such that the sum of their debts is less than the fair value of their assets), and have adequate capital to carry on their businesses.

(c)     Patents. Schedule 1 sets forth a complete and correct list of all INVO Patents owned or otherwise Controlled by INVO and its Affiliates as of the Effective Date, and, except as set forth on Schedule 1, INVO, together with its Affiliates, is the sole and exclusive owner of, and has the sole right, title and interest in and to, the INVO Patents listed on Schedule 1 (as updated from time to time) and the related Know-How.

(d)     No Additional IP. To INVO’s actual knowledge (not Knowledge), there is no intellectual property right, and in particular no INVO Patents, owned by or licensed to INVO or its Affiliates other than the INVO Intellectual Property, that are necessary for Ferring or its Affiliates and sublicensees to Develop and Commercialize the Product in the Territory as set forth herein.

(e)     Third Party Obligations. INVO and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

(f)     Data and Information. INVO has furnished or made available to Ferring all material information that is in INVO’s or its Affiliates’ possession concerning the INVO Intellectual Property and Product relevant to the safety, efficacy, or CMC data thereof, and all Regulatory Documentation, Data and other correspondence with Regulatory Authorities relating to the Product, and to INVO’s Knowledge, such information is accurate, complete and true in all material respects.

(g)     Non-Infringement. As of the Effective Date and to INVO’s actual knowledge (not Knowledge), the use, manufacture, marketing, sale, promotion, importation, distribution and Commercialization of the Product in the Field in the Territory do not infringe, violate or misappropriate the intellectual property rights of any Person.

(h)     IP Claims. As of the Effective Date, no Person has made, nor has INVO received, nor to the actual knowledge (not Knowledge) of INVO has any Person threatened, any written or oral, claim of ownership, inventorship or Patent infringement, or any other claim of intellectual property misappropriation or violation, from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of INVO or any predecessor) with respect to the INVO Intellectual Property, or initiated a lawsuit against INVO, in any case (i) challenging the ownership, validity or enforceability of any of the INVO Intellectual Property in the Field in the Territory, (ii) alleging that the license, use or practice of them infringes, violates or misappropriates: (A) the intellectual property rights of any Person; or (B) the rights of any Third Party, or (iii) seeking to enjoin or restrain such use or practice. INVO has no knowledge that any Person intends to assert such a claim or initiate such a lawsuit, or that any Person has a valid basis to do so.

(i)     Claims. There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to INVO’s actual Knowledge, threatened against INVO, nor is INVO a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of INVO to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the INVO Intellectual Property, or INVO’s Control thereof, or the Product.

(j)     Infringement by Others. As of the Effective Date and to the Knowledge of INVO, INVO has no reason to believe that any Person has infringed, violated or misappropriated any of the INVO Intellectual Property in the Field in the Territory.

(k)     No Other Warranties. Except as set forth in this Agreement or the Supply Agreement, INVO makes no other warranties express or implied, including the warranty of merchantability and warranty of fitness for a particular purpose, with respect to the Product.

Section 11.3     INVO Covenants.

(a)     INVO will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any INVO Intellectual Property licensed to Ferring under this Agreement in the Territory (or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any INVO Intellectual Property licensed to Ferring under this Agreement in the Territory, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness). This Section 11.3(a) does not restrict the activities described under Section 5.2.

(b)     INVO will maintain adequate capacity at its and any subcontractor’s Manufacturing facilities to satisfy Ferring’s requirements for Product with commercially reasonable lead times in accordance with the Supply Agreement.

(c)     INVO will, and will require its Affiliates and permitted subcontractors to, comply with all Applicable Laws in its and their Development, Manufacture and Commercialization of Product, including where appropriate GMP, GCP and GLP (or similar standards).

(d)     Neither INVO nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement, transfer ownership of the INVO Intellectual Property licensed to Ferring under this Agreement, INVO’s Sole Inventions or INVO’s interest in the Joint Intellectual Property, or obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that restricts, limits, or encumbers the rights granted to Ferring under this Agreement.

(e)     INVO will not transfer any INVO Intellectual Property licensed to Ferring under this Agreement in the Territory to any entity other than a wholly-owned subsidiary, and INVO shall either (i) cause any such subsidiary to remain a wholly-owned subsidiary or (ii) prior to the date any such subsidiary is no longer wholly-owned by INVO, cause any such subsidiary to transfer back all rights with respect to any INVO Intellectual Property licensed to Ferring under this Agreement in the Territory that such entity owns or otherwise Controls. This Section 11.3(e) does not restrict a Transfer permitted under Section 5.2.

(f)     INVO will update Schedule 1 from time to time to include any Patents that are necessary or useful to Develop or Commercialize the Product in the Field in the Territory (including, for the avoidance of doubt, any Patents Covering the INVO Sole Inventions and INVO’s interest in any Joint Inventions); provided that, regardless of INVO’s failure to update such Schedule 1, such Patents shall be deemed to be included in the definition of INVO Patents.

(g)     Subject to Section 15.12, INVO will not, and will cause its Affiliates not to, assign any INVO Intellectual Property licensed to Ferring under this Agreement in the Territory to any Third Party or Affiliate.

(h)     INVO and its Affiliates will operate the business involving the sales of Products in the ordinary course consistent with past practice, including not granting any financial discounts or other comparable inducements to any Third Party out of the ordinary course for the purpose of accelerating sales of Products prior to the Effective Completion Date.

ARTICLE 12
Confidentiality and Publicity

Section 12.1     Confidentiality. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be a disclosing Party or a recipient of Confidential Information. The Parties wish to protect such Confidential Information in accordance with this Section 12.1. The provisions of this Section 12.1 shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates) both prior to and after the Effective Date. Each Party shall advise its agents and representatives of the requirements of this Section 12.1 and shall be responsible to ensure their compliance with such provisions.

(a)     Definition of Confidential Information. For purposes hereof, “Confidential Information” with respect to a disclosing Party means all Proprietary Information, in any form or media, concerning the disclosing Party or its Affiliates that the disclosing Party.

(b)     or its Affiliates furnish to the recipient, whether furnished before or after the date hereof, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such Proprietary Information; provided, however, that Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (iii) is disclosed to the recipient on a non-confidential basis by a person who is not in default of any confidentiality obligation to the disclosing Party, (iv) is independently developed by or on behalf of the recipient without reliance on the Confidential Information received hereunder, or (v) is required to be submitted to a governmental agency for the purpose of obtaining product approval, provided that the recipient will make a good faith attempt to obtain confidential treatment of the information by such agency. The contents of this Agreement shall be deemed to be Confidential Information of each Party. For clarity, Confidential Information shall not include clinical data contained in clinical reports that are not permitted under Applicable Laws to be redacted.

(c)     Treatment of Confidential Information. The recipient of Confidential Information shall (i) use such Confidential Information solely and exclusively in connection with the discharge of its obligations under this Agreement and (ii) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than those of its and/or its Affiliates’ agents and representatives who need to know such Confidential Information in order to accomplish the objectives for which it was disclosed. Notwithstanding the foregoing, if the recipient of Confidential Information becomes legally compelled to disclose any Confidential Information in order to comply with Applicable Laws or with an order issued by a court or regulatory body with competent jurisdiction, the recipient shall (x) provide prompt written notice to the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 12.1; and (y) disclose only the portion of Confidential Information that is legally required to furnish; provided that, in connection with such disclosure, the recipient shall use Commercially Reasonable Efforts to obtain assurance that confidential treatment will be given with respect to such Confidential Information. The disclosing Party shall be entitled to require the return of Confidential Information or elect to accept a certificate of destruction. If any Party is required to file this Agreement with any Governmental Authority, such Party shall redact the terms of this Agreement to the extent possible in order to keep particularly sensitive provisions confidential.

(d)     Return and Destruction. Upon the termination or expiration of this Agreement, upon the request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form or, with the consent of the disclosing Party, destroy the same and certify in writing that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business. All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party. Notwithstanding the foregoing, legal counsel to the recipient shall be permitted to retain in its files one copy of all Confidential Information to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 12.1. Records will be maintained by each Party and supplied to the other Party as required by Applicable Law.

(e)     Term of Obligation. The obligations under this Section 12.1 shall remain in effect from the date hereof through the fifth (5th) anniversary of the expiration or termination of this Agreement.

Section 12.2     Publicity. The Parties agree to issue the mutually agreed upon press releases for each of Ferring and INVO after the Effective Date attached hereto as Exhibit E (the “Press Releases”). Neither Party shall issue any press release or otherwise publicize this Agreement or any transactions contemplated by this Agreement on or following the Effective Date without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent shall not be required in connection with disclosures (a) required by Applicable Law, (b) relating to previously disclosed information, (c) expressly authorized by Section 12.1 and (d) made by Ferring in furtherance of its Commercialization of the Product. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement.

ARTICLE 13
Record-keeping and Audits

Section 13.1     Records Retention. INVO shall maintain or, with respect to third-party manufacturers, cause to maintain reasonably detailed records of Manufacturing information for the Product and any other information necessary to comply with Applicable Laws or this Agreement. Ferring and its Affiliates shall maintain its sales records for at least three (3) years following the date of sale, and INVO shall maintain its Manufacturing records for at least seven (7) years following the date of completion of Manufacturing.

ARTICLE 14
Term and Termination

Section 14.1     Term. This Agreement shall become effective as of the Effective Date. Subject to the satisfaction of the conditions precedent to the Closing Date, the initial term of this Agreement shall commence on the Closing Date and unless terminated earlier in accordance with this Agreement, shall continue in effect until December 31, 2025 (the “Initial Term”). Thereafter, the Initial Term shall automatically be renewed for successive three (3) year periods (each, a “Renewed Term” and collectively with the Initial Term, the “Term”), unless, subject to Section 3.1, Ferring has not achieved [*] of the applicable Minimum Annual Target on average during the calendar years [*] in the Initial Term, in which case INVO shall be entitled, in its sole discretion, to provide Ferring with written notice no later than [*] days before the end of the Initial Term that it does not want to enter into a Renewed Term (the “INVO Non-Renewal”) and then this Agreement shall terminate at the end of the Initial Term. This Agreement may be terminated before expiration of the Initial Term and/or the applicable

Renewed Term only by mutual agreement of the Parties in writing or in accordance with Section 14.2.

Section 14.2     Rights of Termination.

(a)     Termination for Material Breach. In the event that a Party commits a material breach of this Agreement or the Supply Agreement (other than payment obligations), and such material breach is not cured within sixty (60) days (or such other time period as mutually agreed by the Parties), or a breach of its undisputed payment obligations under this Agreement that is not cured within thirty (30) days, after such Party receives written notice from the non-breaching Party, which notice shall specify the nature of the breach and demand its cure, the non-breaching Party may terminate this Agreement upon written notice to the breaching Party, subject to the following:

(i)     Notwithstanding the foregoing, if a material breach is other than a payment obligation and is not reasonably susceptible to cure within the cure period specified in Section 14.2(a), the non-breaching Party’s right of termination shall be suspended only if, and for so long as, (i) the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, and (ii) the breaching Party commits to and does carry out such plan; provided, however, that, unless otherwise mutually agreed by the Parties in such plan, in no event shall such suspension of the non-breaching Party’s right to terminate extend beyond sixty (60) days after the original cure period.

(ii)     This Section 14.2 sets forth the exclusive basis for termination of this Agreement by a Party based on a breach by another Party.

(iii)     Any attorneys’ fees resulting from a Dispute arising under this Section 14.2(a) shall be borne solely by the Party against which judgment is declared pursuant to Section 15.3.

(b)     Ferring Right of Termination for Convenience. Ferring may terminate this Agreement upon ninety (90) days prior written notice to INVO hereunder at any time after the upfront payment is paid to INVO pursuant to Section 7.1.

(c)     Bankruptcy. This Agreement may be terminated by written notice by a Party at any time during the Term if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or other Insolvency Event or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make a general assignment for the benefit of its creditors.

(d)     Termination Prior to Closing Date. Each Party has the right, but not the obligation, to terminate this Agreement with immediate effect by written notice to the other Party if (i) such Party is not in breach of this Agreement and (ii) the Closing Date does not occur within seventy-five (75) days following the Effective Date.

Section 14.3     Surviving Rights and Obligations. Notwithstanding any provision herein to the contrary, any rights or obligations otherwise accrued hereunder (including any accrued payment obligation) and obligations to perform certain actions upon expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement. Further, the rights and obligations of the Parties set forth in the following Sections and Articles shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Sections 9.1 and 9.2(a) and Articles 10, 12, 13, 14 and 15.

Section 14.4     Effect of Expiration or Termination; Remaining Inventory.

(a)     Subject to Section 14.1(a), upon expiration or termination of this Agreement, neither Party shall have any further rights or obligations hereunder in the Territory except pursuant to provisions that expressly survive such expiration or termination.

(b)     Upon termination of this Agreement, subject to this Section 14.4, Ferring shall immediately discontinue and cease all use of any INVO trademark(s) and INVO Intellectual Property except to the extent permitted by Section 14.4 (c) below.

(c)     Upon expiration or termination of this Agreement, other than a termination for convenience under Section 14.2(b) or a termination due to a default by Ferring, Ferring and its Affiliates shall be permitted to import, market, promote, distribute, use, offer to sell and sell their remaining inventories of Product in the Territory for one hundred and eighty (180) days after the expiration date and, for such purpose, the Product License shall continue in effect but shall be non-exclusive in the Territory and all limitations, restrictions and indemnification obligations imposed by this Agreement with respect to the Commercialization of the Product shall apply with respect to the sale of such remaining inventory. INVO shall be entitled to, but is not obligated to, repurchase Ferring’s inventories of Product held by Ferring and its Affiliates at their cost for such inventories in the event of a termination due to default by Ferring.

(d)     Upon expiration or termination of this Agreement for any reason other than a default by INVO, for ninety (90) days after the expiration or termination, Ferring shall use Commercially Reasonable Efforts to transition any customers for the Product in the Territory to INVO and otherwise facilitate the orderly transition of the distribution of the Product in the Territory from Ferring to INVO or tis designee.

(e)     Upon termination of this Agreement by Ferring pursuant to Sections 14.2(b), a termination for Force Majeure pursuant to Section 15.14, or expiration of this Agreement due to an INVO Non-Renewal, Ferring shall provide INVO with a list of all then-existing customers, of the Product in the Territory.

(f)     Upon expiration or termination of this Agreement, Ferring shall retain all right and title to any trademark(s) registered by Ferring relating to the Commercialization of the Product in the Field in the Territory pursuant to Section 2.3.

ARTICLE 15
Miscellaneous

Section 15.1     Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules hereto and the Supply Agreement, constitute the entire agreement between the Parties concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto, as of the Effective Date, with the exception of the Confidentiality Agreement dated November 10, 2017 by and between INVO and Ferring. This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.

Section 15.2     Governing Law. Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

Section 15.3     Dispute Resolution.

The Parties shall attempt in good faith to resolve any dispute or claim between them arising out of or relating to this Agreement (“Dispute”) promptly by negotiations between executives or other representatives of the Parties with authority to resolve the Dispute. If a Dispute should arise, such representatives shall confer in person or by telephone at least once and attempt to resolve the matter. Such conference shall take place within thirty (30) days of a written request therefor at a mutually agreed time and location.

In connection with any Dispute, the Parties agree:

(a) If the Dispute is solely with respect to an alleged breach of payment obligations under Sections 7.1 and 7.2 of this Agreement and is not settled within ten (10) days of the conference or time to confer described above, then each Party hereby irrevocably and unconditionally consents to submit such Dispute to binding arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules and the Expedited Procedures of the American Arbitration Association then in effect.

(b) If the Dispute (other than solely with respect to an alleged breach of payment obligations under Sections 7.1 and 7.2 of this Agreement) is not settled within sixty (60) days of the conference or time to confer described above, then each Party hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and (ii) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state and federal courts of New York, New York, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) In addition, during the pendency of any Dispute under this Agreement initiated before the end of any applicable cure period, (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination will not be effective, (iii) the time periods for cure as to any termination notice given prior to the initiation of the arbitration or court proceeding, as applicable, will be tolled, and (iv) neither of the Parties will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration or court proceeding, as applicable, (and no effect will be given to previously issued termination notices), until the arbitrator(s) or court, as applicable, has confirmed the existence of the facts claimed by a Party to be the basis for the asserted material breach.

Section 15.4     Partial Illegality. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their Commercially Reasonable Efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any Party from the terms and provisions of this Agreement necessary to comply with Applicable Laws shall not be considered a breach of this Agreement.

Section 15.5     Waiver of Compliance. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

Section 15.6     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 15.6, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or by facsimile with a hard copy to follow via mail or express courier service, or by email upon confirmed delivery sent by the recipient in return in accordance with this Section 15.6.

To INVO or Bio X Cell:	INVO Bioscience Inc. 407 R Mystic Ave Suite 34C Medford, MA 02155 Attention: Kathleen Karloff Phone No.: 508-277-9817 Email: Katiekarloff@INVOBioscience.com
And:	Bio X Cell, Inc. 407 R Mystic Ave Suite 34C Medford, MA 02155 Attention: Kathleen Karloff Phone No.: 508-277-9817 Email: Katiekarloff@INVOBioscience.com

With a copy to:

Shulman Rogers

12505 Park Potomac Avenue

6th Floor

Potomac, MD 20854

Attn: Scott Museles

(301) 230 5200, F (301) 230-2891

To Ferring:	Ferring International Center S.A. Chemin de la Vergognausaz 50 1162 St-Prex Switzerland Attention: General Counsel

With a copy to:

Dechert LLP

1900 K Street, NW

Washington D.C. 20006

Fax number:     (202) 261-3333

Tel number:     (202) 261-3440

Attention:      David E. Schulman

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, three (3) Business Days after posting, (c) if delivered by express courier service, one (1) Business Days in the jurisdiction of the recipient, (d) if sent by fax, at the time shown in the confirmed electronic receipt, or on the first Business Day thereafter if the notice is sent on other than a Business Day, or (e) if sent by email, the date indicated as being sent in the recipient’s email browser.

Section 15.7     Limitation on Liability. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INTENTIONAL BREACH OF A MATERIAL TERM OF THIS AGREEMENT OR ARE PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10 FOR LIABILITY OWED TO THIRD PARTIES.

Section 15.8     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Counterparts may be exchanged in PDF or other electronic format.

Section 15.9     Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

Section 15.10     Injunctive Relief. The Parties acknowledge and agree that, in addition to any other remedies available in law or equity, either Party may be entitled to temporary and permanent injunctive relief in the event of a material breach under this Agreement.

Section 15.11     Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 15.12     Assignment. A Party shall not have the right to assign, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that each Party upon notice to the other Party shall be permitted, without any need for the other Party’s consent, to assign any of its rights and/or obligations hereunder in whole or in part to its Affiliates, provided that each Party remains liable for the performance of its obligations hereunder. Any assignment not in accordance with this Section 15.12 shall be void. Notwithstanding anything to the contrary contained herein, any merger to which a Party is the surviving entity in such merger shall not be deemed to be an assignment for purposes of this Agreement. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 15.13     Relationship of Parties. Each Party to this Agreement is an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. Employees and agents of one Party are not employees or agents of the other Party, shall not hold themselves out as such, and shall not have any authority or power to bind the other Party to any contract or other obligation.

Section 15.14     Force Majeure. If the performance of any obligation under this Agreement other than the making of a payment due is prevented, restricted or interfered with by reason of any Force Majeure event, then the Party so affected shall be excused, upon giving prior written notice to the other Party, from such performance to the extent of such prevention, restriction or interference, provided that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end. If the Force Majeure conditions prevent performance completely and such prevention continues for more than one hundred and eighty days (180) days, then the Parties shall attempt to negotiate a mutually acceptable compromise within the spirit and intent of this Agreement. If they are unable to reach a mutually acceptable compromise within ninety (90) days and if performance is still completely prevented at the end of that time, then the Party who is not affected by the Force Majeure conditions shall have the option, by delivery of written notice of termination to the affected Party, to terminate this Agreement with immediate effect.

Section 15.15     Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement, unless the invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable term or provision. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 15.16     Third-Party Beneficiaries; Bio X Cell.

(a) Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors, assigns, and Affiliates.

(b) Bio X Cell hereby covenants and agrees that it shall be responsible for and shall perform and cause its Affiliates to perform all of the obligations of INVO contained in this Agreement as and to the extent INVO is liable under this Agreement and for the avoidance of doubt, all of Bio X Cell’s rights, title and interest in and to any INVO Intellectual Property shall be included herein to the extent necessary to give effect to the rights granted to Ferring hereunder.

(c) Ferring shall cause each Affiliate of Ferring that Commercializes the Product to agree that it will be subject to all the terms of this Agreement with respect to any Commercialization of the Product. INVO shall be an intended third party beneficiary of all such agreements with such Affiliates.

Section 15.17     Expenses. Except as expressly provided herein (including with respect to the allocation of Out-of-Pocket Costs), each of Ferring and INVO agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it and its Affiliates incident to the preparation, execution and delivery by it of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts, consultants and employees employed by such party in connection with the preparation, execution and delivery by it of this Agreement and with the performance of its obligations contemplated hereby.

Section 15.18     Relationship to Supply Agreement. The Parties understand and agree that, in the event of any conflict between the terms of this Agreement and the Supply Agreement, the terms of this Agreement shall control. The Parties shall execute the Supply Agreement simultaneously with the execution of this Agreement.

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The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Ferring International Center S.A.

By: ________________________________

Name: ______________________________

Title: _______________________________

By: ________________________________

Name: ______________________________

Title: _______________________________

INVO Bioscience, Inc.

By: ________________________________

Name: ______________________________

Title: _______________________________

Bio X Cell, Inc.

By: ________________________________

Name: ______________________________

Title: _______________________________

Schedule 1

INVO Patents

Incubation and/or storage container system and method.

Patient #: 7,759,115

Application Date: February 10, 2003

Granted: July 20, 2010

Inventor ID: BIE117249

Patent Family ID: 32824050

Patent 7,759,115 included 520 days of patent term adjustment, which arose due to Patent Office delays during prosecution.  The standard term of 20 years from the date of filing, plus the 520 days of patent term adjustment results in expiration date of July 14, 2024.

Schedule 2

INVO Trademarks

INVO Bioscience, registered 8/9/2009

INVO, registered 8/9/2009

INVOcell, registered 3/9/2010

Schedule 3

Product Description

The INVOcell is an Intravaginal Culture System. An intravaginal culture system is a prescription device intended for preparing, holding, and transferring human gametes or embryos during intravaginal in vitro fertilization or intravaginal culture procedures.

The INVOcell Culture Device (FG-002) is a two-part assembly (see Figures 1 and 2) enclosed in two separate packages. One package contains the inner chamber. The second package contains the top and bottom parts of the outer vessel.

The inner vessel holds culture medium, eggs and sperm, or ICSI fertilized embryos. In an INVOcell procedure, the inner vessel is placed into the outer vessel, which provides additional resistance to contamination. Following the loading of gametes or embryos, the INVOcell Culture Device is assembled and placed in the vaginal cavity for 72 hours (3-days) to allow for embryo development.

The INVOcell Retention Device (P-017) is a single-use, medical grade silicone device that is similar in shape and material to a diaphragm or menstrual cup. The Retention Device has holes to allow for natural drainage of vaginal fluids. The Retention Device is placed into the vaginal cavity with the INVOcell Culture Device to ensure that the INVOcell Culture Device is retained in the vaginal cavity for 72 hours (3-days). The retention device comes in 1 size: 70mm.

Schedule 4

Product Label Enhancement and Redesign Specifications

Product label enhancement: increase maximum vaginal incubation from 3-days (72 hours) to 5-days (120 hours).

Redesign specifications: create the 2nd Generation Device (FG-003) by removing micro-chamber from the Inner Chamber (used for transfer of embryos directly from the device) of the current INVOcell Culture Device (FG-002).

CONFIDENTIAL TREATMENT REQUESTED

[*] – Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to, as applicable, Rule 24-b2 of the Securities Exchange Act of 1934, as amended and Rule 406 of the Securities Act of 1933, as amended.

Schedule 4.3

INVO Cycle

Reference Instructions for Use (P-008) and INVO Procedure Clinical Reference.

Schedule 4.3(a)

INVO Clinic

Aimee Eyvazzadeh, MD
5401 Norris Canyon Rd, San Ramon, CA 94583

Exhibit A

Form of Step-In Supply Agreement

Exhibit B

Form of Supply Agreement

Exhibit C

Form of Pharmacovigilance Agreement

Exhibit D

Form of Quality Agreement

Exhibit E

Press Releases